UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 9, 2019

DARÉ BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36395	20-4139823
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3655 Nobel Drive, Suite 260
San Diego, CA 92122
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (858) 926-7655

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.
On April 9, 2019, Daré Bioscience, Inc. (“Daré,” “we,” “us,” or “our”), entered into an underwriting agreement with Roth Capital Partners, LLC, as the representative of the underwriters named therein, relating to the public offering of 4,575,000 shares of our common stock at a public offering price of $1.10 per share.
We granted to the underwriters a 30-day over-allotment option to purchase up to an additional 686,250 shares of our common stock (up to 15% of the shares of common stock in the offering) at the public offering price, less the underwriting discount.
The offering is expected to close on April 11, 2019, subject to the satisfaction of customary closing conditions.
The net proceeds to us are expected to be approximately $4.4 million, assuming no exercise of the underwriters’ over-allotment option and after deducting underwriting discounts and commissions and payment of other estimated expenses associated with the offering that we must pay. We intend to use the net proceeds from the offering for working capital and general corporate purposes, including to advance our product candidate portfolio and general and administrative expenses.
Under the terms of the underwriting agreement, we agreed, subject to certain exceptions, not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 60 days following the closing of the offering.
The underwriting agreement contains customary representations, warranties and agreements, customary conditions to closing, indemnification obligations of Daré and the underwriters, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the underwriting agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of the underwriting agreement.
The description of the terms of the underwriting agreement in this current report on Form 8-k does not purport to be complete and is subject to, and qualified in its entirety by reference to, the underwriting agreement, which is attached as Exhibit 1.1 and is incorporated herein by reference.
Our common stock is being offered and sold in the offering pursuant to our shelf registration statement on Form S-3 (Registration Statement No. 333-227019) filed with the Securities and Exchange Commission (the “SEC”) on August 24, 2018 and declared effective by the SEC on September 21, 2018, and the base prospectus included therein, as supplemented by a final prospectus supplement to be filed with the SEC pursuant to Rule 424(b) under the Securities Act in connection with takedown relating to the offering. This current report on Form 8-k shall not constitute an offer to sell or solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of such state or jurisdiction. A copy of the opinion, including the related consent, of Breakwater Law Group, LLP relating to the legality of the issuance and sale of the shares of common stock in the offering is attached as Exhibit 5.1.

Item 8.01	Other Events.
On April 9, 2019, we issued a press release announcing the pricing of the offering, a copy of which is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

1.1	Underwriting Agreement dated as of April 9, 2019, by and between Daré Bioscience, Inc. and Roth Capital Partners, LLC, as the representative for the underwriters named therein.
5.1	Legal opinion of Breakwater Law Group, LLP
99.1	Press release issued by Daré Bioscience, Inc. on April 9, 2019 (furnished herewith)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARÉ BIOSCIENCE, INC.
Date: April 9, 2019	By:	/s/ Sabrina Martucci Johnson
	Name:	Sabrina Martucci Johnson
	Title:	Chief Executive Officer